Exhibit 99.2

FINAL TRANSCRIPT

MECA - Q4 2007 Magna Entertainment Corp. Earnings Conference Call

Event Date/Time: Feb. 29. 2008 / 10:00AM ET

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CORPORATE PARTICIPANTS

Frank Stronach

Magna Entertainment Corp. - Chairman and Interim CEO

Blake Tohana

Magna Entertainment Corp. - EVP and CFO

Tom Hodgson

Magna Entertainment Corp. - Advisor

Ron Charles

Magna Entertainment Corp. - COO

CONFERENCE CALL PARTICIPANTS

Bill Banes

[Crystal City] - Analyst

Ray Orbinski

[Orbinski Associates] - Analyst

Anoop Prihar

GMP Securities - Analyst

Glenn Mattson

GTK capital - Analyst

Tim Rice

Rice Voelker - Analyst

Tim Bates

Private Investor

Neil Weiner

Foxhill Capital Partners - Analyst

P R E S E N T A T I O N

Operator

Welcome to the Magna Entertainment announcement of the fourth-quarter and year-end results. During the presentation, all participants will be in a listen-only mode. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Friday, February 29, 2008. I would now like to turn the conference over to Mr. Frank Stronach, Chairman and Chief Executive Officer.

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

Thank you, operator. Good morning, ladies and gentlemen. Welcome to Magna Entertainment’s fourth-quarter and year-end 2007 investor conference call. I’m joined on the call this morning by Blake Tohana, MEC Executive Vice President and Chief Financial Officer, by Tom Hodgson, who is advising MEC on its debt elimination plan, and by Ron Charles, MEC’s recently appointed Chief Operating Officer.

Before commenting on our results, let me remind you that there will be forward-looking statements on this call within the meaning of applicable securities laws. Rather than read the standard disclaimer to you, I refer you to the forward-looking statement section of the press release issued by MEC this morning.

I want to make just a few opening remarks before turning the call over to Blake, who will briefly review our financial performance during the period.

No one can be happy with our financial performance during the fourth quarter of 2007, or the year as a whole. In particular, our performance at Gulfstream Park in Florida has continued to be very disappointing. I will ask Ron Charles to comment later on action steps we are taking at Gulfstream, as well as our experience in the first quarter of 2008 to (inaudible) Gulfstream and Santa Anita.

At the same time, I am pleased to tell you that we have made a significant step forward in strengthening our management team with the appointment of Ron Charles as Chief Operating Officer of the Company. Ron has a great background in racing and in business, and I’m very confident that he will make a significant contribution to the Company in improving our operating performance.

I’m also pleased to advise you that Tom Hodgson, who has been working very closely with us on the debt elimination plan, has agreed play a broader role working with Ron and our other colleagues overseeing the financial management of our operations. With respect to our previously-announced debt elimination plan, progress has been slower than we would have liked. But we are making progress. And I will ask Tom in a few minutes to update you on the implementation of the plan.

Finally, before I turn the call over to Blake, I want to assure you of my continued strong commitment to the future success of MEC. We will focus our efforts on dramatically improving the financial performance of our key strategic [tracks], and continuing growth in improvement of our electronic business. I’m very mindful of the performance of our stock in the marketplace, and I am committed to addressing the issues underlying that unsatisfactory performance. I have personally been working very hard on our two key strategic initiatives that I hope will come to fruition in the near future, and will look forward to informing you as soon as we are able.

I would now like to turn the call over to Blake, Tom and Ron, following which we will open up the phone lines for questions. Thank you. Blake?

Blake Tohana - Magna Entertainment Corp. - EVP and CFO

Thank you, Frank, and good morning, everyone. Today I am going to review our financial results for the fourth quarter and year ended December 31, 2007, which we released this morning. I’d like to remind you that our financial results are in US dollars. Also, unless otherwise noted, my discussion of our financial results reflects continuing operations only.

During the fourth quarter of 2007, the operations at Remingtom Park, Thistledown, Great Lakes Downs and Portland Meadows were classified as discontinued operations. Discontinued operations in 2006 also included the results of Fontana Golf Club, Magna Golf Club, and the operations of a restaurant and related real estate in the United States.

Earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the fourth quarter of 2007 was a loss of $17 million, compared to EBITDA of $9 million in the same period last year, a decrease of $26 million. In the fourth quarter of 2006, EBITDA was positively impacted by a $126 million gain on sale of intangible assets related to The Meadows, and negatively impacted by an $89 million write-down of long-lived assets.

EBITDA in the fourth quarter of 2007 was also impacted by the following.

A $5 million increase at our PariMax operations, primarily due to improved performance at XpressBet and AmTote, and reduced losses at HRTV with the formation of our joint venture with Churchill Downs, Incorporated. XpressBet continued its strong performance in the fourth quarter, with a 14% increase in handle compared to the prior year.

A $5 million increase at our California operations, primarily due to a change in the racing calendar of Golden Gate Fields, which resulted in 25 more live race dates compared to the prior-year period, and increased non-wagering revenues at Santa Anita

Park, which reflected an additional week of racing for the Oak Tree Meet.

And a $4 million reduction in predevelopment, preopening and other costs, primarily due to a prior-year write-off of costs related to our Michigan racing license, which we abandoned, and preopening costs related to the Gulfstream Park slot facility.

These EBITDA increases were partially offset by a $3 million decrease at our Florida operations due to increased losses from Gulfstream Park’s slot operations, which continued to underperform in the fourth quarter of 2007 with an average daily net win per machine of $124. This was a significant improvement compared to the third quarter of 2007, but still below our expectations.

EBITDA for the year ended December 31, 2007 was a loss of $18 million, compared to EBITDA of $10 million in 2006, a decrease of $28 million. As in the fourth quarter of 2006, EBITDA for the year ended December 31, 2006 was also positively impacted by the $126 million gain on sale of intangible assets related to The Meadows, and negatively impacted by an $89 million write-down of long-lived assets.

EBITDA for the year ended December 31, 2007 was also impacted by the following.

A $14 million increase at our PariMax operations, primarily due to improved performance at XpressBet and AmTote, and reduced losses at HRTV with the formation of our joint venture with CDI in April 2007. In 2007, we also benefited from owning 100% of AmTote for the entire year, and XpressBet achieved a 14% increase in handle compared to the prior year.

An $8 million reduction in predevelopment, preopening and other costs, and a $3 million improvement at our European operations due to cost reductions.

These EBITDA increases were partially offset by a $12 million decrease at our Florida operations, primarily due to increased losses from Gulfstream Park’s slot operations.

A reconciliation of EBITDA to GAAP financial measures for the fourth quarter and year ended December 31, 2007 can be found in note 17 to our consolidated financial statements, which were included in our press release issued this morning.

In September 2007, we arranged a bridge loan of up to $80 million with a subsidiary of MID, our controlling shareholder. In October 2007, we completed a $20 million private placement of Class A Subordinate Voting Stock. These two financings provided short-term liquidity for MEC to allow sufficient time to begin implementing our debt elimination plan. Although we continue to implement the debt elimination plan, the sale of assets under the plan is taking longer than originally contemplated. And as a result, we will likely need to seek extensions from existing lenders and additional funds in the short-term from one or more possible sources.

I would now like to turn this conference call over to Tom Hodgson, who will provide an update on our debt elimination plan.

Tom Hodgson - Magna Entertainment Corp. - Advisor

Thanks, Blake. Good morning, ladies and gentlemen. I’d like to take just a few minutes to update you on the positive and negative developments related to our previously announced debt elimination plan.

During the fourth quarter of 2007, as Blake mentioned, we completed a $20 million private placement of Class A shares of the Company, and in addition, entered into an agreement to sell 225 acres of excess real estate in Austria for a purchase price of EUR20 million, or approximately $29.4 million. We expect this real estate sale to close during the next 30 days, pending receipt of standard land transfer approvals.

In the first quarter of 2008, we also closed the sale of three parcels of excess real estate in Upper New York State for aggregate proceeds of $1.7 million. We have engaged real estate brokers and listed for sale Great Lakes Downs in Michigan and our real estate properties in Dixon, California and Ocala, Florida. We are marketing Portland Meadows in Oregon, and we have engaged a major US investment bank to assist us in the potential sale of Remingtom Park in Oklahoma and Thistledown in Ohio.

The negative development to which I referred will come as no surprise to you. The recent significant weakness in the US real estate market and credit market has certainly contributed to a slower implementation of our asset sale program than what we initially foresaw or targeted. There are fewer interested parties for some properties than we expected, and some of them have found it more difficult to arrange financing than what they expected.

But my message to you is that we remain as committed to the successful implementation of the debt elimination plan as we ever were. I would remind you that when we first announced the plan, we specified a target date for full implementation of December 31, 2008. While the markets are not all on our side, we will be continuing to work very hard over the next 10 months to achieve that goal.

I would also remind you that the plan went well beyond the outright sale of non-core tracks and excess real estate, to include a number of other potential strategic transactions related to our racing, gaming and technology operations. These could include partnerships or joint ventures at existing and future gaming facilities, potential partnerships or joint ventures at some of our strategically core major racetrack venues, and potential transactions involving our technology operations, possibly including one or more of the PariMax business units.

The clear objective of these strategic transactions is not only to position us to pay down outstanding debt, but to involve strategic partners that we believe can help strengthen the future operating performance of our core operating entities. We are working diligently on a number of such initiatives, and I look forward to being able to announce one or more of them to you over the next few months.

Our goal of debt elimination by year-end is very ambitious, and will require the successful completion of asset sales, strategic partnerships and, likely, a future issuance of equity securities, as we have discussed before. But our asset base remains strong, even in these difficult markets, and our commitment to success remains stronger.

I would now like to turn the call over to Ron Charles to discuss our recent operating performance, particularly at Gulfstream Park and Santa Anita.

Ron Charles - Magna Entertainment Corp. - COO

Thanks, Tom. First I’d like to say how much I am looking forward to working with Frank and the management team here at MEC. I realize that these are tough times, but we have some of the greatest racetracks and best properties in the world, and we, obviously, need to improve their performances. I am really looking forward to enhancing and helping grow HRTV and XpressBet, two of our key assets.

With regards to Gulfstream and Santa Anita, this has been an extremely difficult first two months. I’ve been down to Gulfstream again this week, and although the numbers this week were up from the previous year, we continue to struggle, primarily because of the problems we’re having with construction and parking. On-track attendance and handle is down, and we continue to be disappointed by the fact that we are unable to allow people to get to the racetrack and conveniently park.

Moving onto Santa Anita, I believe some of our problems with the racing surface and the inability to drain have been very well-documented. As of today we have lost eight racing days, and we will be applying for some additional dates later in the [year]. We will also be running additional races during the weekday and weekends. On a positive note, Santa Anita feels very honored to have been chosen as the first racetrack to host two consecutive Breeders’ Cups, both this year and in 2009.

Again, I really look forward to this opportunity with Frank and the MEC management team. Frank?

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

You heard the presentations, and we are ready now to be open for questions.

Q U E S T I O N S  A N D A N S W E R S

Operator

(OPERATOR INSTRUCTIONS). [Bill Banes], [Crystal City].

Bill Banes - [Crystal City] - Analyst

First, Frank, I certainly want to thank you for your – I know how much you love Magna Entertainment and how much you love horse racing, and I respect that very much. I want to let you know that before I speak.

My first problem is with Joe DeFrancis being on this board. I think Joe has a – his first fiduciary responsibility being on this board is to look out for the best interest of the shareholders. I think it’s very difficult for him to do this knowing that we need to renegotiate the Maryland Jockey Club deal that is completely beneficial to him, and it puts Maryland horse racing at stake because of the percentage that Maryland has already taken, the state, if slots do pass, and the deal needs to be redone. And I think it’s very difficult for this board to try to attack the deal with him being on the board. And for Joe being on the board, knowing that he wants to get Maryland Jockey Club the best deal they can get, and – and the other end of it, he’s supposed to look out for the shareholders’ best interest.

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

First of all, we had a talk with Joe, and he is not staying as a director for 2008. We talked to Joe that he is excluded when we talk about some strategic plans, for the simple reason he would have a conflict of interest. So we are [well staffed], and we act accordingly to it. But anyway, thank you for your call, and (multiple speakers)

Bill Banes - [Crystal City] - Analyst

That’s one thing, Frank –

Operator

[Ray Orbinski], [Orbinski Associates].

Ray Orbinski - [Orbinski Associates] - Analyst

I was just curious, when will you be hiring a new permanent CEO for the Company? As I understand now (multiple speakers)

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

First of all, I’m very pleased that Ron Charles joined us. Ron has been known in the horse community as a good businessman, and he loves horses, and he has been running Santa Anita or the California tracks very successfully for the last I believe it’s five, six years. Close to it. So anyway, I’m delighted that Ron has accepted, call it, the new challenge to act as the Chief Operating Officer. And we have — Ron knows, and our Board knows, we do have a search committee to get an additional person as CEO. And Ron is looking forward, and Tom Hodgson, which also has agreed to take on — to play a greater role. And they would welcome, call it, an additional partner, or a person with business and horse racing experience. So we are wide open to it. And if anybody has a suggestion, please send their resumes to us. We would be very happy to analyze that.

Ray Orbinski - [Orbinski Associates] - Analyst

Can I make a suggestion, please?

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

Yes.

Ray Orbinski - [Orbinski Associates] - Analyst

You should be going maybe to Harvard MBA school, university (inaudible) looking for an MBA with experience. Just because Ron — no disrespect to Ron — just because he likes horses — I like horses, too; it doesn’t mean I or my son could run the Company no better than the Company has been run in the last five, six years.

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

Ron has been only for the last two months as the Chief Operating Officer. But he did — he ran California pretty successful. Ron is an experienced businessman, and I am sure Ron also has an MBA.

Ray Orbinski - [Orbinski Associates] - Analyst

You’re sure, or is that fact? It doesn’t matter. The previous CEOs the Company has burned through in the last four to five years, they all may have loved horses then, too. The last CEO, Michael Neuman, only hung around for a few months.

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

It’s a good point you make, and we accept it. We are — the board has a search committee, and we are looking. And again, you people (multiple speakers)

Ray Orbinski - [Orbinski Associates] - Analyst

(multiple speakers) to look harder.

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

You people have an investment in MEC, and thereby, we will be very happy if you’ve got any suggestion. If you know of a person which has some of these assets that they could make a contribution, we would be very happy to hear about it. Send us the resumes.

Ray Orbinski - [Orbinski Associates] - Analyst

One last question. How is the horse track doing in ––

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

In Austria? We have (inaudible) we originally had a much bigger plan there, like a major destination center, but we had some zoning problems. We (inaudible) get the zoning done for the racetrack, so we don’t talk (inaudible) the people, enough people there to. But we take very serious steps to sell that. And hopefully, within the next few weeks we can report on that. So we’re going to give –– I noticed your point. We’ve got to give the other shareholders a chance to talk. Thank you.

Operator

Anoop Prihar, GMP Securities.

Anoop Prihar - GMP Securities - Analyst

Just a couple of questions. Blake, the $209 million that you guys have coming due in ‘08 –– two things. Can you give me the components of that number please? And second of all, what is the current thinking as to how you’re going to deal with those maturities?

Blake Tohana - Magna Entertainment Corp. - EVP and CFO

I’m not going to go through everything, but the big chunk is we have the $80 million bridge loan with MID, which matures on May 31st. And there’s a $100 million payment requirement on the Gulfstream construction loan with MID that’s also due on May 31. We also have the [BMO] –– our senior secured revolving credit facility, which we’ve extended to March 31, 2008. So those are the big ones. There’s also a European term loan that comes due in 2008. Those are the big chunks, and -

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

Let me answer that, too. We know those are coming due. But again, we have a very rich asset base. I just want to point out ––there won’t be no fire sales. We do work on some strategic alliances, and –– but I could not tell you at this moment. But hopefully, over the next two or three months. So we will address that, and I’m still confident that we will be able to turn MEC around and then have a successful business. Thank you.

Operator

(OPERATOR INSTRUCTIONS). Glenn Mattson, GTK capital.

Glenn Mattson - GTK capital - Analyst

Could you give us an update on Maryland legislation and what’s involved there please? Thank you.

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

The updates are –– if I heard your question right, there was an update on the Maryland legislation. You’re referring to the slots?

Glenn Mattson - GTK capital - Analyst

Yes.

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

There is a referendum being held later on this year, and I think copies could be obtained the way the bill is formulated. So while we do hope that we can play our role in that regard (inaudible) participate.

Glenn Mattson - GTK capital - Analyst

Is [it possible to] renegotiate [the percentage] the state is going to take out of that at this point?

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

We hope, but I would –– none of us could give you a specific answer to that, because that is a legislative kind of a framework. So we could not. But (inaudible) will try maybe to get a maybe better arrangement, but we could not answer that at this point.

Glenn Mattson - GTK capital - Analyst

Thank you.

Operator

Tim Rice, Rice Voelker.

Tim Rice - Rice Voelker - Analyst

I really think you guys ought to go back and listen to about the last seven or eight conference calls, because it’s like Groundhog Day. Every quarter the results are disappointing. Every quarter we’re going to sell assets and reduce debt. And it’s just – nothing ever happens. But that’s a rant. Here’s my question. Both you and MID have made it clear that in an effort to retire the indebtedness to MID, that it’s very likely that they’ll make continued investments in MEC properties. Can you give us an update on any progress in that regard?

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

This is an MEC conference call. Yes, MID is the major shareholder. And originally, when we spun out MID, I think the information [circular] clearly indicated there will be synergies and there will be dealings between MEC and MID. But again, I do wear two hats. I wear the hat of MID, so I have to — I’m staying out of most of those discussions. We have independent committees which will deal with those matters, and in order to service the MID shareholders – and naturally, we have independent committees at MEC. But I do hope that we will have better working relationships with MID. And I do hope that we will arrive on a constructive framework whereby we can deal with all those matters. Thank you. We have maybe one more question, or two more.

Operator

(OPERATOR INSTRUCTIONS). [Tim Bates], private investor.

Tim Bates - Private Investor

I’m curious as to what the plan is to avoid delisting on the NASDAQ, given the delisting notice that’s been publicized.

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

As we know, NASDAQ does not like stocks which are traded that low. We are in the midst now to look at the legal implications. But we have it in mind, subject to get the approvals, which we believe should not be that difficult, to do a reverse stock split.

Tim Bates - Private Investor

Thank you.

Operator

Neil Weiner, Foxhill Capital Partners.

Neil Weiner - Foxhill Capital Partners - Analyst

Question to you, Frank. Given what you said about asset sales and deleveraging the Company, do you have any plans to contribute additional equity in the near future?

Frank Stronach - Magna Entertainment Corp. - Chairman and Interim CEO

I believe in MEC, and I made it quite clear, if there is a rights offering, or if there’s any other necessities, that I will personally still put some money in. Okay?

I think we’ve pretty well answered all the questions today. And again, I assure you nothing is taboo. And as we said early on, we are talking about partnerships, joint ventures, participation in our major racetracks by well respected institutions. But we are taking it very, very serious. And hopefully on the next conference call we have better news. Thank you very much.

Operator

That does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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